EXHIBIT 11
                            MEDICAL INNOVATIONS, INC.

                        COMPUTATION OF PER SHARE EARNINGS

                                                                            PER SHARE EARNINGS
                                                      -------------------------------------------------------
`YEARS ENDED DECEMBER 31:                                    1994                1993                 1992
                                                            ----                ----                 ----
PRIMARY:
Net income (loss) applicable to common stock ......    $   804,026          $   845,690          $  (313,299)
Reduce interest expense, net of tax effect,
  for assumed debt retirement resulting from
  the 20% treasury stock repurchase limitation ....         20,251              125,565                    *
                                                       -----------          -----------          -----------
Net income (loss) to common and
   common equivalent shares .......................    $   824,277          $   971,255          $  (313,299)
                                                       ===========          ===========          ===========

Weighted average common shares outstanding ........     13,282,426           10,769,893            7,187,652
Effect of stock options and warrants ..............      1,141,073            2,493,304                    *
                                                       -----------          -----------          -----------
Weighted average common and common
   equivalent shares ..............................     14,423,499           13,263,197            7,187,652
                                                       ===========          ===========          ===========
Net income (loss) per common and common
   equivalent share - primary .....................    $      0.06          $      0.07          $     (0.04)
                                                       ===========          ===========          ===========


FULLY DILUTED:

Net income (loss) applicable to common stock ......    $   804,026          $   845,690          $  (313,299)
Reduce interest expense, net of tax effect,
   for assumed debt retirement resulting from
   the 20% treasury stock repurchase limitation ...         18,024              106,941
                                                                            -----------          -----------
Net income (loss) applicable to common and
   common equivalent shares .......................    $   822,050          $   952,631          $  (313,299)
                                                       ===========          ===========          ===========
Weighted average common and common
   equivalent shares ..............................     14,423,499           13,263,197            7,187,652
Additional effect of stock options and warrant ....           --                      *                    *
Weighted average shares issuable upon
  conversion of subordinated debt .................           --                   --                   --
                                                       -----------          -----------          -----------
Weighted average common and common
  equivalent shares ...............................     14,423,499           13,263,197            7,187,652
                                                       ===========          ===========          ===========
Net income (loss) per common and common
   equivalent share - fully diluted ...............    $      0.06          $      0.07          $     (0.04)
                                                       ===========          ===========          ===========

*Not considered as effect would be antidilutive.